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                                                                     EXHIBIT 8.2

                   [Fiddler, Gonzalez & Rodriguez Letterhead]



                              _____________, 1998



Mr. Francisco Arrivi
Executive Vice President
Interstate General Company, L.P.
PO Box 363908
San Juan, PR 00936-3908

Dear Mr. Arrivi:

     We have acted as Puerto Rico tax counsel to Interstate General Company, L.P., a Delaware limited partnership ("IGC"), American Community Property Trust, a Maryland corporation ("ACPT"), IGP Group Corp., a Puerto Rico corporation ("IGP Group"), Interstate General Properties Limited Partnership , S.E., a Maryland limited partnership ("IGP"), Land Development Associates, S.E., a Puerto Rico partnership ("LDA"), and American Land Development US, Inc., a Maryland corporation ("American Land"), relating to a proposal to: (i) transfer the principal operations of IGC to ACPT (the "Restructuring"), (ii) distribute to the partners of IGC all of the common shares of ACPT (the "Common Shares"),
(iii) issue to IGC IGP Class B partnership interests representing all of IGP's rights to income, gains and losses associated with land held by LDA in Puerto Rico and designated for development as saleable property, (iv) transfer the IGP Class B partnership interests from IGC to American Land, and (iii) transfer IGC's remaining partnership interests in IGP to IGP Group.

     The Common Shares are to be issued pursuant to the Registration Statement (Form S-4) dated _________, 1997 (the "Registration Statement"). This opinion is being furnished to you pursuant to section __ of the Registration Statement. Capitalized terms used and not otherwise defined herein are used as defined in the Registration Statement. References herein to any document shall mean such document as in effect on the date hereof.

     Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, and representations made by officers or other representatives of IGC or IGP. In our examination, we have assumed that the transactions related to the Restructuring and the issuance of the Common Shares will be consummated in the manner contemplated by the Registration Statement. We also assume that: (i) IGP will meet the 70% gross income requirements contained in section 1330(a) of the Puerto Rico Internal Revenue Code of 1994, as amended (the "Puerto Rico Code"), as described in the rulings issued by the Secretary of the Treasury of Puerto Rico ("Treasury") on November 7, 1988 and December 11, 1996; (ii) IGP Group's only asset and source of income will be its partnership interests in IGP; (iii) both IGP and IGP Group will elect to be treated as special

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partnerships under the Puerto Rico Code; (iv) IGC, ACPT and American Land will not be engaged in any trade or business in Puerto Rico; (v) the Shareholders will not be individuals, estates or trusts that are residents of Puerto Rico, or corporations or partnerships that are organized under the laws of Puerto Rico, and in any case will not be engaged in any trade or business in Puerto Rico;
(vi) any transfer of property, including partnership interests and shares of stock, made by IGC, ACPT or American Land pursuant to the transactions contemplated hereby will take place outside Puerto Rico (i.e., all of IGC's, ACPT's and American Land's rights, title and interest in the property will be transferred by them outside Puerto Rico, they will deliver the property for transfer outside Puerto Rico, and any exchanges connected with any such property will take place outside Puerto Rico); and (vii) IGP Group will receive IGC's partnership interests in IGP in exchange for shares of stock of IGP Group issued to IGC.

     In rendering our opinion, we have considered the current provision of the Puerto Rico Code, regulations promulgated, and judicial decisions and rulings rendered thereunder, all of which are subject to change, which changes may be retroactively applied. A change in the authorities upon which our opinion is based could affect our conclusions. There can be no assurances, moreover, that any of the opinions expressed herein will be accepted by Treasury or, if challenged, by a court.

     Based solely upon the foregoing, we are of the opinion that:

     (1) IGP Group should qualify as a special partnership under the Puerto Rico Code.

     (2) IGC and American Land should not be subject to income tax on the receipt of IGP Class B partnership interests.

     (3) IGC should not be subject to income tax on the transfer of IGP Class B partnership interests to American Land in exchange for shares of stock in American Land.

     (4) IGC should not be subject to income tax on the transfer of partnership interests in IGP to IGP Group in exchange for shares of stock in IGP Group.

     (5) IGC should not be subject to income tax on the transfer of shares of stock in IGP Group to ACPT in exchange for shares of stock in ACPT.

     (6) IGP Group should not be subject to income tax on the receipt of the partnership interests in IGP from IGC in exchange for shares of stock of IGP Group.

     (7) The Shareholders should not be subject to income tax on the receipt of cash distributions from ACPT.

     (8) IGP should not lose its status as a special partnership under the Puerto Rico Code solely by reason of the issuance of the IGP Class B partnership interests.

     (9) Treasury should respect the allocation of IGP's income and loss to IGP Group

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and American Land if the allocation is provided in the partnership agreement of
IGP and responds to economic realities.

     (10) ACPT, and not IGP Group or IGP, will be subject to Puerto Rico income tax with respect to the income derived by IGP Group and IGP. The income derived by ACPT or American Land that is attributable to their distributive shares in IGP Group or IGP, respectively, should be subject to income tax and withholding at the source at the rate of 29%.

     (11) The discussion set forth in the Registration Statement, under the heading "Puerto Rico Income Taxation", to the extent that it addresses matters of law or legal conclusions, is accurate in all material respects and, subject to the limitations stated therein, presents a fair summary of the matters addressed therein, based upon current law and the assumptions stated or referred to therein.

     Except as set forth above, we express no opinion to any party as to the tax consequences of the Restructuring or the issuance of the Common Shares, or of any transaction related to or contemplated thereby. This opinion is furnished to you solely for your benefit in connection with the offering of the Common Shares and is not to be used, circulated, quoted, or otherwise referred to for any other purpose, or relied upon, by any other person without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. We also hereby consent to the reliance by Covington & Burling on this opinion with respect to the references to Puerto Rico Law or the treatment of ACPT and IGP Group under Puerto Rico law, in the "Income Tax Considerations --- Federal Income Tax Considerations" section of the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law. We do not purport to be experts on, or generally familiar with, the laws of any jurisdiction other than the laws of the Commonwealth of Puerto Rico and, therefore, we express no opinion as to matters not governed by such laws. This opinion is specifically limited to the income tax laws of the Commonwealth of Puerto Rico. This opinion is further subject to the caveats and warnings contained in the Registration Statement.

                                    Very truly yours,